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                                                                EXHIBIT 11.1

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS


Statement Regarding Computation of                   Three months                        Six months
 Per Share Earnings                                  ended June 30,                     ended June 30,
                                                 1997              1996              1997            1996
                                                 ----              ----              ----            ----
Earnings per share:
 Weighted average shares outstanding            1,408,126        1,407,688        1,407,908        1,407,688
 Net income per share                          $      .47       $      .33       $      .76       $      .76

Primary earnings per share:
 Weighted average shares outstanding            1,408,126        1,407,688        1,407,908        1,407,688
 Dilutive warrants                                462,797          463,235          463,015          463,235
 Dilutive stock options                            41,225           41,225           41,225           41,225
 Repurchased under treasury stock
    method(1)                                    (282,876)        (281,538)        (273,622)        (281,538)
                                                ---------        ---------        ---------        ---------
 Weighted average common shares
    outstanding and common share
       equivalents                              1,631,272        1,630,610        1,638,526        1,630,610
                                                ---------        ---------        ---------        ---------

Net income                                     $  658,000       $  466,000       $1,069,000       $1,067,000
Imputed interest income under the
 treasury stock method (net of tax)                    --           12,000               --           30,000
                                                ---------        ---------        ---------        ---------
Imputed net income                                658,000          478,000        1,069,000        1,097,000
                                                =========        =========        =========        =========
Net income per share                           $      .40       $      .29       $      .65       $      .67
                                                =========        =========        =========        =========


(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.





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